EXHIBIT 99.1

Intelligent Systems Reports Second Quarter 2019 Results

NORCROSS, Ga., Aug. 05, 2019 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation [NYSE American: INS; www.intelsys.com] announced today its financial results for the quarter ended June 30, 2019.

“We re-affirm our previously reported preliminary second quarter 2019 revenues of about $7.5 million (actual $7,512,000) and preliminary income from operations of $2.5 to $2.7 million (actual $2,601,000) representing significant growth from the same period last year. Comparisons between year-over-year quarters and the first half of the year show significant gains that are not likely to be replicated at the same percentage increases going forward.”

“We still expect to see an uptick in license revenue sometime this year and expect the professional services component of our revenue that is associated with the increased license revenue to drop some to a more sustainable pace,” commented Leland Strange, CEO of Intelligent Systems.

Financial Highlights for the Second Quarter of 2019

Total revenues of $7,512,000 in the three month period represented growth of 64 percent compared to the same period in 2018.

In the following table, revenue is disaggregated by type of revenue for the three months ended June 30, 2019 and 2018:

Three months ended June 30, (in thousands)	2019	2018
License	$700	$65
Professional services	4,663	2,763
Processing and maintenance	1,724	1,460
Third party	425	285
Total	$7,512	$4,573

Income from operations was $2,601,000 for the quarter compared to income from operations of $1,317,000 in the comparable prior year quarter.

Net income was $2,108,000 for the quarter compared to net income of $1,058,000 in the comparable prior year quarter.

Earnings per diluted share was $0.23 for the quarter ended June 30, 2019.

Investor Conference Call Today

The company is holding an investor conference call today, August 5, 2019, at 11 A.M. Eastern Time. Interested investors are invited to attend the conference call by dialing (855) 766-6518 and entering conference ID 4668937.  A transcript of the call will be posted on the company’s website at www.intelsys.com as soon as available after the call.

The company will file its Form 10-Q for the period ended June 30, 2019 with the Securities and Exchange Commission today, August 5, 2019. For additional information about reported results, investors will be able to access the Form 10-Q on the company’s website at www.intelsys.com or on the SEC site, www.sec.gov.

About Intelligent Systems Corporation

For over thirty-five years, Intelligent Systems Corporation [NYSE American: INS] has identified, created, operated and grown technology companies. The company’s principal operations are CoreCard Software, Inc. (www.corecard.com) and its affiliate companies. CoreCard provides prepaid and credit card processing services using its proprietary software solutions that it also licenses to others. CoreCard has designed and developed a comprehensive suite of software solutions that corporations, financial institutions, retailers and processors use to manage credit and debit cards, prepaid cards, private label cards, fleet cards, loyalty programs, and accounts receivable and small loan transactions. CoreCard's flexible and proven processing platform is being utilized in many countries in addition to the United States including Australia, Canada, China, the United Arab Emirates, France, Italy, Mexico, New Zealand, Singapore, South Africa and the United Kingdom. Further information is available on the company’s website at www.intelsys.com or by calling the company at 770-381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise, except as required by law. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers’ requirements or financial condition, market acceptance of products and services, the impact of new or changes in current laws, regulations or other industry standards, risks relating to unauthorized access to confidential information due to criminal conduct, attacks by hackers, employee or insider malfeasance and/or human error and declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue
Services	$6,812	$4,508	$12,978	$8,471
Products	700	65	1,500	160
Total net revenue	7,512	4,573	14,478	8,631
Cost of revenue
Services	2,899	2,042	5,433	3,649
Products	−	−	−	136
Total cost of revenue	2,899	2,042	5,433	3,785
Expenses
Marketing	51	87	89	155
General and administrative	1,100	418	1,694	891
Research and development	861	709	2,059	1,662
Income from operations	2,601	1,317	5,203	2,138
Other income	125	(189)	253	(117)
Income before Income taxes	2,726	1,128	5,456	2,021
Income taxes	618	70	1,276	70
Net income	$2,108	$1,058	$4,180	$1,951
Earnings per share attributable to Intelligent Systems Corporation:
Basic	$0.24	$0.12	$0.47	$0.22
Diluted	$0.23	$0.12	$0.46	$0.22
Basic weighted average common shares outstanding	8,850,988	8,791,321	8,846,155	8,784,655
Diluted weighted average common shares outstanding	9,004,664	8,936,489	9,015,669	8,915,758

CONSOLIDATED BALANCE SHEETS
(in thousands)

As of	June 30, 2019	December 31, 2018
ASSETS	(unaudited)	(audited)
Current assets:
Cash	$21,875	$18,919
Marketable securities	367	349
Accounts receivable, net	4,123	3,731
Notes and interest receivable, current portion	‒	581
Other current assets	690	1,202
Total current assets	27,055	24,782
Investments	3,413	760
Notes and interest receivable, net of current portion	1,253	1,745
Property and equipment, at cost less accumulated depreciation	2,606	1,513
Other long-term assets	1,585	504
Total assets	$35,912	$29,304
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$434	$272
Deferred revenue, current portion	814	781
Accrued payroll	1,172	1,145
Accrued expenses	105	71
Income tax payable	1,027	284
Other current liabilities	1,470	719
Total current liabilities	5,022	3,272
Noncurrent liabilities:
Deferred revenue, net of current portion	60	111
Long-term lease obligation	626	‒
Total noncurrent liabilities	686	111
Intelligent Systems Corporation stockholders’ equity:
Common stock, $0.01 par value, 20,000,000 shares authorized, 8,850,988 and 8,817,988 issued and outstanding at June 30, 2019 and
December 31, 2018, respectively	89	88
Additional paid-in capital	15,188	15,050
Accumulated other comprehensive loss	(128)	(92)
Accumulated income	15,055	10,875
Total Intelligent Systems Corporation stockholders’ equity	30,204	25,921
Total liabilities and stockholders’ equity	$35,912	$29,304

For further information, call
Matt White, 770-564-5504
or email to matt@intelsys.com